Exhibit 11.1

                        Litchfield Financial Corporation
                        Computation of Earnings Per Share

                                                                                Three  months  ended  March 31,
                                                                                   1996                 1995
                                                                                ----------           ----------
Net Income..............................................................        $ 798,000             $ 370,000
                                                                                =========             =========

Net income per common share.............................................        $     .15             $     .09
                                                                                =========             =========

Weighted average number of  common shares outstanding...................        5,177,285             3,890,507
Weighted average number of common stock equivalents
      outstanding:
      Stock Options.....................................................          232,135               141,343
                                                                                ---------             ----------

Fully diluted weighted average common and common
      equivalent shares outstanding (1)                                         5,429,420             4,031,850
                                                                                ==========            ==========

(1) Primary weighted average number of common stock equivalents were 5,365,918 and 4,031,850 for the three months ended March 31, 1996 and 1995, respectively. The difference between primary and fully diluted shares outstanding did not have a material effect on the calculation of earnings per share.